Exhibit 10.10

EMPLOYMENT AGREEMENT

MS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 4th day of January, 2016, by and between CONCENTRA INC., a Delaware corporation, having an office address of 5080 Spectrum Drive, Suite 1200W, Addison, TX 75001 (“Employer”), and GIOVANNI GALLARA, an individual, residing at 345 Main Street, Blairstown, NJ 07825 (“Employee”).

BACKGROUND:

A.             Employer is in the business of providing primary care, occupational medicine, urgent care medicine, physical therapy and rehabilitation, veterans primary care medicine at community based outpatient clinics, and employer (or employer’s insurance) paid medical services located throughout the United States (the “Business”).

B.             Employer currently employs Employee and desires to promote Employee to Senior Vice President, National Therapy Director, to provide administrative, management, marketing, and/or supervisory services (the “Services”) in connection with Employer’s operation of the Business throughout the United States.

C.             Employer desires for Employee to continue to be employed by Employer and to render the Services in connection with the Business, subject to the terms and conditions specified below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer, intending to be legally bound hereby, covenant and agree as follows:

1.              Employment. Effective on the Commencement Date (as defined below), Employer desires for Employee to continue to be employed by Employer and to render the Services in connection with the Business, subject to the terms and conditions set forth herein.

2.              Employee’s Duties and Responsibilities.

2.1            General. During the Employment Term, Employee shall be employed to perform the Services for and on behalf of Employer as further specified in this Section 2. Employee shall have the title of Senior Vice President, National Therapy Director. Employee shall report to W. Keith Newton, President and Chief Executive Officer of the Employer, or such other individual as the Chief Executive Officer of Employer may designate in his/her sole discretion.

2.2            Obligations and Duties of Employee. Employee shall devote a minimum of forty (40) hours a week to the performance of Employee’s duties hereunder. Subject to Employee’s right to take paid time off as permitted under Section 3.4 below, Employee’s duties are to be carried out over a 52-week period. Employee agrees to perform Employee’s duties diligently and to the best of Employee’s abilities, and to perform such additional or different duties and services appropriate to Employee’s position that Employee from time to time may be reasonably directed to perform by Employer.

2.3            Authority and Control of Employer. Employee shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as Employer or its parent company may establish from time to time and provide to Employee in a manner comparable to that used to provide such information to similarly situated employees, including Employer’s Code of Conduct, and all work performed by Employee shall be subject to review and evaluation by Employer.

2.4            Duty; Conflicts; No Prior Restrictions.

(a)            Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and its subsidiaries, affiliates and parent entities (collectively with Employer, the “Company Group”) and to do no act which would injure the Company Group’s business, interests or reputation. Employee shall devote Employee’s full business time, energy and best efforts to the business and affairs of Employer and to the fulfillment of Employee’s obligations hereunder. Employee shall not, during the Employment Term, without the prior written consent of Employer, engage in any other business, investment or activity, directly or indirectly, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, which interferes with the performance of Employee’s duties hereunder or is contrary to the interests of the Company Group. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company Group, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with the Company Group, or upon discovery thereof, allow such a conflict to continue. Employee shall disclose to Employer any facts that might involve a conflict of interest. Employee shall request the written consent of Employer prior to accepting a position as a trustee, officer or director of any outside organization which might involve a conflict of interest.

(b)            Employee has informed the Company Group that he is not bound by the terms and conditions of any existing non-competition or other restrictive covenant agreements (“Existing Agreement”) that would prevent Employee from accepting this position and performing Employee’s duties with the Company Group. Employee represents and warrants to the Company Group that Employee’s employment by Employer, and Employee’s execution and delivery of this Agreement, will not in any manner violate any Existing Agreement that he entered into with any past employer or other entity. If it is later determined that Employee misrepresented to the Company Group the terms and conditions of an Existing Agreement, then the Company Group may, in its sole and absolute discretion, terminate Employee’s employment for cause. Employee also agrees to indemnify, defend and hold harmless the Company Group, and its affiliates and subsidiaries, from and against all claims, lawsuits, losses, damages, expenses, costs, penalties, etc. arising out or related to any Existing Agreement and/or any claim or assertion that Employee has, either before or during the period Employee is employed by Employer, breached or violated any term or provision of any Existing Agreement.

3.              Financial Terms.

3.1            Base Salary. In consideration of Employee’s services hereunder, Employer agrees to pay Employee, during the Employment Term, the annual base salary of $200,000. Such base salary will be paid one week in arrears and in either biweekly or monthly installments based on Employer’s salary policy in effect from time to time. Employee may be considered for annual increases in base salary at Employer’s sole discretion.

3.2            Incentive Compensation.

(a)            Bonus Opportunity. Employee shall be eligible to receive an annual target incentive bonus in an amount up to forty percent (40%) of Employee’s annual base salary, the payment of which and amount (if paid) will be determined solely at the discretion of Employer based on and allocated as follows: the achievement of individual (25%) and Employer performance (75%) objectives. Employee must be actively employed at the time Employee’s incentive compensation is scheduled to be paid to be eligible to receive incentive compensation. The percentages above are subject to change at the discretion of the Employer’s Chief Executive Officer and/or Board of Directors. Employer shall have the right to modify its policies, programs and practices with respect to incentive compensation without the consent of Employee, provided that such modifications shall be effective with respect to Employee only at the beginning of Employer’s fiscal year.

(b)            Equity Interest Options. The Compensation Committee of the Board of Directors of Concentra Group Holdings, LLC (“CGH”) has approved the grant of equity incentive awards to Employee, as follows: 350,000 options to purchase CGH’s Class B common interests (the “Interest Options”) at a purchase/strike price of $1.00 per share, subject to equal annual time-based vesting, over a period of 5-years after the full execution of an award agreement. All equity awards shall be subject to Employee’s execution and delivery of award agreements governing their terms.

3.3            Employee Benefits. During the Employment Term, in addition to the compensation paid to Employee pursuant to Sections 3.1 and 3.2 above, Employee shall be entitled to any employment and fringe benefits under Employer’s employment policies and employee benefit plans, as they may exist from time to time, and which are made available by Employer to other similarly situated employees, it being understood that Employee shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees. Nothing in this Agreement shall be construed to obligate Employer to institute, maintain, or refrain from changing, amending or discontinuing any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Employer shall have no obligation to secure or otherwise fund any of the aforesaid benefits and arrangements, and each shall instead constitute an unfounded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

3.4            Paid Time Off. During the Employment Term, Employee shall be entitled to paid time off in accordance with Employer’s paid time off policies in effect from time to time, such paid time off to be, at a minimum, equal to that paid time off to which similarly situated employees of Employer are entitled. Vacation schedules will be coordinated and approved by Employer so as to facilitate the steady ongoing operation of the Business.

3.5            Income and Employment Taxes. Employee shall be an employee of Employer for all purposes. Employer shall withhold amounts from Employee’s compensation in accordance with the requirements of applicable law for federal and state income tax, FICA, FUTA, and other employment or payroll tax purposes. It shall be Employee’s responsibility to report and pay all federal, state, and local taxes arising from Employee’s receipt of compensation hereunder.

3.6            Reimbursement of Expenses. In addition to the compensation provided for under this Section 3, upon submission of proper vouchers and in accordance with the policies and procedures established by Employer in effect from time to time, Employer shall directly pay or reimburse Employee for all necessary and reasonable travel and lodging expenses incurred by Employee during the Employment Term in connection with Employee’s responsibilities to Employer. In addition, you will be entitled to a one time Relocation Allowance for reasonable expenses incurred in your relocation to the Dallas, Texas metropolitan area, subject to and in accordance with the Relocation Allowance policies and procedures established by Employer in effect from time to time.

4.              Term and Termination.

(a)            This Agreement shall commence on January 18, 2016 (the “Commencement Date”), and remain in effect, unless this Agreement is terminated by either party hereto, or extended by the written agreement of both parties hereto, for a period of one year after the date hereof (the “Employment Term”). Notwithstanding the foregoing, the Employment Term (unless this Agreement has been earlier terminated in accordance with Section 4(b), (c) or (d) below) shall automatically be extended beyond the first anniversary of the Commencement Date for additional periods of one (1) year each unless either party hereto shall notify the other, at least ninety (90) days prior to the end of the then current term, of Employer’s or Employee’s decision not to allow this Agreement to be extended beyond the end of the then current term.

(b)            Employer shall be entitled to terminate this Agreement, for cause, if any of the following events shall occur:

(i)	Employee’s death or upon Employee’s becoming incapacitated due to accident, sickness or other circumstances which render Employee mentally or physically incapable of performing the duties and services required of Employee for a period of ninety (90) consecutive days, as determined by a physician mutually selected by Employer and Employee; or

(ii)	Employee engages in criminal, unethical, or immoral conduct in violation of Employer’s Code of Conduct, or fraudulent conduct, in the reasonably good faith opinion of Employer, or Employee is found guilty of such conduct by any court or governmental agency of competent jurisdiction; or

(iii)	Breach by Employee of any material representation, warranty or other material term or provision in this Agreement, which breach has not been cured to the satisfaction of Employer within twenty (20) calendar days after written notice of such breach; or

(iv)	Intentional failure or refusal to perform specific job duties reasonably required in connection with Employee’s position; provided, however, that such failure or refusal continues (i.e., has not been cured by Employee) within twenty (20) days after Employer notifies Employee in writing of such failure or refusal; or

(v)	The observed use of illegal drugs by Employee at any time or place, or Employee engaging in fraud, sexual harassment, or substance abuse, or any other action in violation of Employer’s Code of Conduct; or

(vi)	Employee’s gross negligence or gross misconduct in the performance of the duties and services required by Employee.

(c)            Employer shall have the right to terminate Employee’s employment without cause at any time during the Employment Term or any renewal term upon delivery of written notice to Employee. If Employee’s employment is terminated by Employer without cause, Employer will, subject only to Employee’s execution and delivery of a general release in favor of and in a form satisfactory to Employer’s sole discretion, pay Employee severance benefits in the form of salary continuation of ten (10) months of base salary (at the rate in effect on the date of termination). Severance benefits paid to Employee are in lieu of base salary and any other compensation (bonuses, etc.) which Employee had been entitled to, prior to termination under this paragraph, pursuant to this Agreement (regardless of whether there remains some portion of the term of the Agreement). Such severance will be paid to Employee as salary continuation in bi-weekly installments, less applicable withholdings. Employee will not continue to accrue employer benefits, such as paid time off, health and dental insurance, short or long-term disability, life insurance etc. after Employee’s termination date. Employee agrees that if Employee breaches the terms of Section 5 or 6 of the Agreement, Employer shall have the right to discontinue, immediately and permanently, all further severance payments and health benefits hereunder and to obtain, by way of counterclaim or otherwise, repayment of the full amount or cost thereof.

(d)            Employee may terminate this Agreement at any time for any reason or no reason whatsoever, provided that Employee shall notify Employer, in writing, at least forty-five (45) days prior to the effective date of such termination. If Employee elects to terminate this Agreement within ninety (90) days after the occurrence of a Termination Event (as hereinafter defined), then Employer will be obligated to pay the Severance Benefits to Employee. For purposes of this Section 4(d), the term “Termination Event” shall mean (1) the material reduction by Employer of the scope of Employee’s role and responsibilities, or (2) the reduction by Employer of Employee’s base salary.

(e)            Upon termination of employment pursuant to any provision of Section 4 hereunder, Employee shall be entitled to receive such salary and fringe benefits, if any, accrued under the terms of this Agreement, but unpaid, as of the date of such termination, and all future compensation and all future employee benefits shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination and, if applicable, any severance benefits payable under subsection 4(c) above. Employee shall be not entitled to the pro rata portion of any incentive compensation (bonuses, etc.) accrued but not yet paid as of the date of termination.

5.              Ownership and Protection of Employer Confidential Information and Intellectual Property.

(a)            Contemporaneously herein, Employee will receive and have access to confidential material of Employer. For purposes of this Agreement, Employer Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: information concerning strategic business partnerships, information concerning corporate partnerships, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, patient lists, manufacturing information, factory lists, distributor lists, and buyer lists or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Employer in confidence.

(b)            All intellectual property information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during the Employment Term (whether during business hours or otherwise and whether on Employer’s premises or elsewhere) which relate to the Company Group’s past, present or anticipated business, products or services shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Employer. Employee hereby specifically sells, assigns, and transfers to Employer all of Employee’s right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates, or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof.

(c)            Employee understands that the above list is not exhaustive, and that Employer Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(d)            Employee shall not, during or after the term of Employee’s employment hereunder, disclose either the Company Group’s proprietary information or trade secrets to any other person or entity for any reason or purpose whatsoever, without the written consent of the Company Group. All written materials, notes, records and other documents made by, or coming into the possession of, Employee during the term hereof which contain or disclose any of the foregoing shall be and remain the property of the Company Group. Upon the termination of this Agreement for any reason whatsoever, Employee shall promptly, at Employer’s written request, deliver the same, and all copies thereof, to the Company Group.

6.              Non-solicitation: Non-Compete. Because of Employer’s legitimate business interest as described herein and the good and valuable consideration offered to Employee, during the Employment Term and for a period of two (2) years after the termination of Employee’s employment (the “Restricted Period”), for any reason, Employee shall not:

(a)            Non-Solicitation of Employees. Directly or indirectly, through any entity, family member or agent, without the express written consent of Employer (which consent may be withheld in Employer’s sole discretion), solicit or contact, cause others to solicit or contact, with a view to engaging or employing, nor shall Employee actually engage or employ, any person who is, or at any time was during the two-year period immediately preceding the termination date, an employee or consultant of the Company Group; or

(b)            Non-Solicitation of Customers. Directly or indirectly, solicit or entice away from the Company Group any customer, client, physician, patient, referral source and/or payor of the Company Group at any time during the two-year period immediately preceding the date of Employee’s termination with Employer.

(c)            Non-Compete. Directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another person, participate in any role or position with a Competing Business (defined below) in the Restricted Territory that involves Prohibited Activity (defined below). This restriction includes engaging in any preparatory activities respecting the commencement of any Competing Business, including the discussion, either publicly or privately of Employer’s development, invention, or creation of, product or service concepts, product or service designs, underwriting techniques, policy and application forms, marketing intelligence, inventions, technology, or other related information. During the Restricted Period, Employee must obtain the advance written approval of Employer prior to engaging in employment or other compensatory services (including services as an agent or independent contractor) for any Competing Business.

(d)            Employee’s passive ownership of less than five percent (5%) of the securities of a publicly traded company shall not be treated as an action in violation of the restrictions set forth herein above.

(e)            For purposes of this Agreement, “Competing Business” shall mean any business or commercial activity about which Employee has had access to Confidential Employer Information, and in which Employer or Company Group is or has been engaged at any time within the last two years of Employee’s employment with Employer, including, without limitation, (a) primary care occupational medicine; (b) urgent care medicine; (c) physical therapy and rehabilitation; (d) veterans primary care medicine at community based outpatient clinics; (e) employer (or employer’s insurance) paid medical services for injuries or matters, including, without limitation, physical exams, laboratory testing, x-rays, audiometry, spirometry, electrocardiography, drug screens, injuries and illnesses, on-site medical evaluations; (f) independent medical examinations; and (g) consulting with employers regarding healthcare programs and policies; or in any other business that provides a product or service that would conflict with, compete with or replace products or services managed or sold by Employer.

(f)             For purposes of this Agreement, “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision or providing of services that are similar in nature or purpose to those services Employee provided to Employer or its affiliates within the last two years of Employee’s employment with Employer, or any other activities that would involve the use or disclosure of Confidential Employer Information.

(g)            For purposes of this Agreement, “Restricted Territory” shall mean the geographical markets in which the Employer or its affiliates have been engaged in business or commercial activities and about which Employee has had access to Confidential Employer Information, in the last two years of Employee’s employment with Employer.

(h)            The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

(i)             Employee acknowledges that Employee’s obligations under Section 5 and 6 shall be fully binding and enforceable regardless of the reason for the termination of Employee’s employment, and whether such termination was voluntary or involuntary. The two (2) year restrictive period above shall be deemed tolled during any period in which Employee is in violation of Employee’s obligations under Section 5 and 6. Employee agrees that, in any action to enforce Employee’s obligations, the Company Group shall be entitled to a full two (2) year period of protection, which two (2) year period shall be determined without including any period of Employee’s breach.

(j)             Employee hereby acknowledges and agrees that Employee’s obligations under this Agreement, including the restrictive covenants, are assignable by Employer subject to its existing terms and conditions.

7.              Protection of Company Group; Equitable Relief.

(a)            Employee expressly acknowledges and agrees that the covenants and agreements set forth in Sections 5 and 6 are necessary in order to protect, maintain and preserve the value and goodwill of the businesses of the Company Group, as well as the proprietary and other legitimate business interests of the members of the Company Group. Employee acknowledges and agrees that the covenants and agreements of Employee set forth in Sections 5 and 6 are a material reason for the payment of the salary, incentive compensation and benefits provided for in this Agreement.

(b)            The parties hereto hereby acknowledge and agree that the restrictions and obligations set forth herein, including but not limited to the restrictions and obligations set forth in Sections 5 and 6 herein, are reasonable and necessary, and that any violation thereof would result in substantial and irreparable injury to Employer, and that Employer may not have an adequate remedy at law with respect to any such violation. Accordingly, Employee agrees that, in the event of any actual or threatened violation of any restriction or obligation set forth herein, Employer shall have the right and privilege to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof.

(c)            Any claim that Employee may have against Employer, including a claim for breach of this Agreement by Employer, shall not constitute a defense and shall not relieve Employee from complying with all of Employee’s obligations under Sections 5 and 6.

8.              Miscellaneous.

8.1            Governing Law. This Agreement shall be governed and interpreted in accordance with, and the rights of the parties shall be determined by, the internal laws of the State of Texas without reference to its conflicts of laws principles.

8.2            Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

8.3            Amendment. No alteration or modification of this Agreement shall be valid unless made in writing and executed by each of the parties hereto.

8.4            Counterparts. This Agreement may be executed in more than one counterpart, and each executed counterpart shall be considered as the original.

8.5            Successors; Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective personal representatives, successors and permitted assigns.

8.6            Notices. Any notice or other communication by one party hereto to the other shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), addressed as follows:

If to Employee:	Concentra Inc. 5080 Spectrum Drive, Suite 1200W Addison, TX 75001 Attn: President & CEO

With a copy to:	Select Medical Corporation 4714 Gettysburg Road Mechanicsburg, PA 17055 Attention: General Counsel

If to Employee:	Giovanni Gallara 345 Main Street Blairstown, NJ 07825

Either party hereto may change the address for notice by notifying the other party, in writing, of the new address.

8.7            Waiver. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

8.8            Assignment. Employee shall have no right to assign this Agreement. Employer may assign its rights and obligations hereunder to any (a) member of the Company Group or (b) successor in ownership of the Business, but any such assignment hereunder shall be subject to its existing terms and conditions.

8.9            Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes and merges all previous agreements and discussions between Employer and Employee, and constitutes the entire agreement of the parties with respect to Employee’s employment by Employer; provided, however, that the non-disclosure, non-solicitation, and non-competition restrictive covenant terms and conditions of your existing Employment Agreement dated November 19, 2010, by and between you and Employer, shall survive the execution and delivery of this Agreement and remain in full force and effect for the benefit of Employer and its affiliates in accordance with its respective terms.

8.10          Survival. The covenants contained in Sections 2.4, 4(c), 5, 6, 7, and 8 shall survive any termination or expiration of this Agreement.

8.11          Expenses. Each of the parties hereto shall bear his, her or its own costs and expenses, including attorneys’ fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, in the event that it is necessary for (a) the Company Group to retain the services of an attorney or to initiate legal proceedings to enforce Employee’s obligations hereunder, then in the event that the Company Group is the prevailing party, the Company Group shall be entitled to recover from Employee, and Employee shall pay to Employer, all fees, costs and expenses of enforcing any right under or in respect to this Agreement, including, without limitation, reasonable fees and expenses of attorneys and accountants, and court costs, or (b) Employee to retain the services of an attorney or to initiate legal proceedings to enforce any obligation of Employer hereunder, then in the event that Employee is the prevailing party, Employee shall be entitled to recover from Employer all fees, costs and expenses of enforcing such obligation hereunder, including, without limitation, reasonable fees and expenses of attorneys and accountants, and court costs.

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IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

EMPLOYER:

CONCENTRA INC.

By:	/s/ W. Keith Newton
Name:	W. Keith Newton
Title:	President and CEO

EMPLOYEE:

By:	/s/ Giovanni Gallara
Name:	Giovanni Gallara